                                                                   Exhibit 10.41


                        EMPLOYMENT RETENTION AGREEMENT
                        ------------------------------


     This Agreement is among AMF Bowling Worldwide, Inc. ("Worldwide"), AMF Bowling Products, Inc. ("Products"), AMF Bowling Centers, Inc. ("US BCO"), AMF Bowling Centers (Aust) International Inc. ("BCO Australia") and AMF Worldwide Bowling Centers Holdings Inc. ("International BCO") (collectively, the "Company") and ("Employee") and is effective November 9, 2000. The Company and Employee agree as follows:

     1.  Purpose.  The Company is in the business of (A) manufacturing and
         -------
selling bowling equipment and (B) owning and operating bowling centers in the United States and abroad. The Company has experienced difficulties in its operations in recent years and has publicly announced that it will consider options to restructure the outstanding debt of Worldwide (the "Restructuring"). Employee is a key member of the Company's management and has knowledge and skills that are critical to the success of the Company and the proposed Restructuring. The Company desires to retain Employee and obtain a commitment from Employee to continue with the Company during the Restructuring. Accordingly, the Company has offered Employee the benefits in this Agreement in consideration of Employee's promises herein.

     2.  Employment.  Subject to the terms and conditions of this Agreement,
         ----------
Employee agrees to continue in employment with the Company from the effective date of this Agreement, as set forth above, to June 1, 2001 or, if later, the "Consummation of the Restructuring" (as defined below); provided, however, that the Employee shall in any event have the protections afforded under section 6. Employee will perform the duties and responsibilities assigned to Employee by the President and Chief Executive Officer of AMF Bowling Worldwide, Inc. (the "CEO"). Employee will devote full attention, energy and time to the business and Restructuring of the Company.

     3.  Base Salary.  Employee's base salary will continue at its present rate,
         -----------
subject to increase as part of Employee's annual review or in the discretion of the Company ("Base Salary"). The Company will pay the Base Salary monthly or at such other intervals as it pays the base salaries of other employees. Effective as of the date of any increase, the Base Salary as increased will be the new Base Salary for all purposes of this Agreement and will not thereafter be reduced.

     4.  Incentive Compensation.  Employee will be entitled to receive the
         ----------------------
following incentive compensation:

          (A) A retention bonus in an amount equal to ##% of Employee's annualized Base Salary (the "Retention Bonus"). The Retention Bonus will be payable in a single lump sum within ten (10) days following Consummation of the Restructuring. However, if Consummation of the Restructuring does not occur by June 1, 2001, ##% of the Retention Bonus will be paid to Employee in a single lump sum on such date, and the remaining 50% of the Retention Bonus will be paid in a single lump sum within fifteen (15) days following Consummation of the Restructuring. Except as provided in sections 6(A) and (C) below, Employee will not be entitled to receive any payment of the Retention Bonus unless Employee is employed by the Company on the date the Retention Bonus is paid.

          (B) Employee will remain eligible to receive the incentive compensation to which Employee is eligible under the 2000 Incentive Compensation Plan. The CEO will establish a threshold under the 2000 Incentive Compensation Plan to receive any incentive compensation based on consolidated EBITDA that will apply to each employee in accordance with the terms of the AMF Bowling Worldwide, Inc. Employee Bonus, Severance and Retention Program as approved by the Board of Directors of Worldwide on November 9, 2000 (the "Retention Program").

          (C) Pursuant to the Retention Program, Employee will also be paid a cash bonus in lieu of stock option grants in 2000 in an amount equal to ##% of Employee's annualized Base Salary ("Option Bonus"). The Option Bonus will be paid on March 31, 2001, subject only to Employee being employed by the Company on that date except as provided in sections 6(A) and (C) below.

          (D) For purposes of this Agreement, the term "Consummation of the Restructuring" shall mean:

              (i) the date a Plan of Reorganization of, or involving, Worldwide, in accordance with Title 11 of the U.S. Code (S) 101 et. seq., that has been confirmed by an order of a court of competent jurisdiction, becomes effective in accordance with its terms, or

              (ii) the effective date specified in any restructuring agreement involving Worldwide that is not subject to judicial approval. For purposes of this definition, "Worldwide" shall mean Worldwide and all of its direct and indirect subsidiary corporations that file petitions for relief under the U.S. Bankruptcy Code.

     5.  Termination of Employment.  The Company may terminate Employee's
         -------------------------
employment at any time, with or without Cause (as defined below). Employee's employment will terminate automatically upon Employee's death. The Company may terminate Employee's employment because of Employee's Disability. "Disability" means that Employee has been unable for a period of (a) ninety (90) consecutive days or (b) an aggregate of 180 days in a period of 365 consecutive days, to perform fully Employee's duties as a result of physical or mental illness or injury. The Company may terminate Employee's employment for Disability by written notice to Employee. The termination will be effective on the 30th day after receipt of notice by Employee (the "Disability Date"), unless Employee returns to full-time performance of Employee's duties before the Disability Date. In the event of a dispute as to whether Employee has suffered a Disability, a licensed physician selected by the Company will make the final determination. For purposes of this Agreement, the term "Termination Date" will mean the date of Employee's death, the Disability Date, or the date on which the termination of Employee's employment either by the Company or by the Employee is effective, as the case may be.

     6.  Company's Obligations Upon Termination.
         --------------------------------------

         (A) Termination Without Cause or with Good Reason.  If prior to the
             ---------------------------------------------
first anniversary of the Consummation of the Restructuring, either

             (i) Employee terminates employment for Good Reason (as defined in section 6(B) below): or

             (ii) the Company terminates Employee's employment other than for Cause. In either case, the Company will pay Employee the following amounts:

                    (a) Employee's accrued but unpaid Base Salary through the Termination Date and any accrued but unpaid vacation pay through the Termination Date (the "Accrued Salary"). The Accrued Salary shall be paid in a single lump sum within fifteen (15) days following the Termination Date.

                    (b) Subject to Employee meeting the requirements of section 7 below, severance pay in an amount equal to twelve (12) months of Employee's Base Salary ("Severance"). Severance shall be paid in a single lump sum within fifteen (15) days following the Termination Date.

                    (c) If not previously paid, the Retention Bonus and Option Bonus at such time as they would otherwise be payable under this Agreement.

         (B) "Good Reason" means, without Employee's written consent:
               -----------

               (i)   any reduction in Employee's Base Salary;

               (ii) the Company's requiring Employee to be based permanently in a city or county other than the city or county at which Employee is based immediately before executing this Agreement; or

               (iii) the Company's failure to comply with any of its other material obligations under this Agreement. Employee will provide the Company with written notice of any of the reasons set forth in subsections (i) through
(iii). Such notice will specifically describe the reason or reasons that provide Employee with Good Reason to terminate employment. The Company will have thirty
(30) days to cure the reasons described in Employee's notice. Employee may not terminate employment for Good Reason as a result of any reason specified in subsections (i) through (iii) if the Company reasonably cures the reason or reasons within the thirty (30)-day period following receipt of Employee's written notice.

          (C)   Termination Due to Death or Disability.  If the Employee dies or
                --------------------------------------
if the Company terminates Employee's employment due to Disability, the Company will pay Employee or Employee's estate or legal representative, as applicable,

                (i)   Employee's Accrued Salary in a lump sum within fifteen
(15) days of the Termination Date, and

                (ii) Employee's Retention Bonus and Option Bonus at such time as they would otherwise be payable under this Agreement. Employee will not be entitled to Severance.

          (D)   Voluntary Resignation.  If Employee resigns from employment for
                ---------------------
other than Good Reason, the Company will pay the Employee Accrued Salary in a single lump sum within fifteen (15) days of Employee's Termination Date. Employee will not be entitled to Severance, the Retention Bonus or Option Bonus.

          (E)   Termination for Cause.  The Company may terminate Employee's
                ---------------------
employment at any time for Cause if the CEO determines that Employee has:

                (i) committed any act of fraud or gross negligence in the course of Employee's employment,

                (ii) willfully or deliberately failed to perform the material duties of Employee's position, other than on account of a Disability,

                (iii) intentionally refused to cause the Company to adhere to any material provision of the operating budget or business plan adopted by CEO or to any lawful and material direction or instruction of the CEO,

                (iv) been convicted or pled guilty (or nolo contendere) to any felony under the laws of the United States or any state thereof or any foreign country to which Employee may be subject,

                (v) engaged in gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, which crime reflects poorly on the image or reputation of the Company,

                (vi) made a material misrepresentation at any time to the Company, or

                (vii) breached any of Employee's obligations hereunder or failed to comply with a reasonable and lawful instruction of the CEO, which continues for a period of five (5) days after Employee's receipt of written notice from the CEO identifying the objectionable action or infraction by Employee. If there is a termination for Cause, the Company will deliver to Employee a written notice specifying the cause and the effective Termination Date. Upon termination for cause, Employee will not be entitled to Severance, the Retention Bonus or Option Bonus.

     (F) Termination Following One Year Anniversary of Consummation of the
         -----------------------------------------------------------------
Restructuring.  Notwithstanding any other provision in this Agreement, in the
-------------
event the Employee's Termination Date follows the one (1) year anniversary of the Consummation of the Restructuring, the Employee shall be provided severance benefits in accordance with the provisions of the Company's general severance policy, as in effect on the date hereof, had the Employee been covered under such plan at the level commensurate with the Employee's position as of the Termination Date. Other than with respect to benefits to which the Employee has become entitled before such date, no Severance shall be payable under this Agreement following the date which is one year from the Consummation of the Restructuring.

     7.  Employee's Obligation Upon Termination.
         --------------------------------------

          (A) Release.  As a condition precedent to Employee's entitlement to
              -------
receive Severance, Employee will release the Company and its officers, directors and employees of and from any "Claims" (as defined in such release). The release will be in the form attached hereto as Exhibit "A". The release contemplated in this section will not release the Company from its obligations under this Agreement or any obligation under its Charter or By Laws to indemnify Employee as an officer or director of the Company.

          (B) Confidentiality.  During employment and following the Termination
              ---------------
Date, except as required by law, Employee will not divulge any secret or confidential information, knowledge or data relating to the Company or its affiliates that is not public knowledge ("Confidential Information").

          (C) Disparaging Remarks.  During employment and for a period of two
              -------------------
(2) years after the Termination Date, except as required by law, Employee will not at any time make any disparaging, derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to the Company, its products or services or its officers, directors, employees or affiliates.

          (D) Competition.  During employment and the one (1) year period
              -----------
following any termination of employment with the Company (the "Restricted Period"), Employee will not directly or indirectly participate in or permit his or her name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, independent contractor, provider or personal services or otherwise) any person, corporation, partnership, association or entity that is, or intends to be, engaged in any business which is in competition with the Business (herein defined) of the Company in any country in which the Company operates, competes or is engaged in the Business or at such time intends so to operate, compete or become engaged in such business ("Competitor").

             (i) During the Restricted Period, Employee will not directly or indirectly encourage (or solicit or assist any other person or firm in encouraging or soliciting) any person, who was engaged in a business relationship with the Company during the one year period preceding his or her termination of employment with the Company, to engage in a business relationship with a Competitor.

             (ii) During the Restricted Period, Employee will not directly or indirectly induce any employee of the Company to terminate his or her employment and will not directly or indirectly either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company unless such person will have ceased to be so employed for a period of at least twelve (12) months.

             (iii) Promptly following Employee's termination of employment, Employee will return to the Company all property of the Company in Employee's possession or under his or her control, including all Confidential Information in whatever media it is maintained.

             (iv) The term "Business" means the business of owning or operating bowling centers, or manufacturing, distributing or selling bowling equipment, products and accessories.

             (v) Employee agrees that the Restricted Period and the covenants and obligations of Employee with respect to non-competition, non-solicitation, confidentiality, the property of the Company and the restricted territories (1) are fair and reasonable and the result of negotiation and (2) relate to special, unique and extraordinary matters and that a violation of any of their terms will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If at the time of enforcement, a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

     8.  No Personal Liability. No member of the Board of Directors of the
         ---------------------
Company or officer or employee of the Company shall be personally liable in the event the Company is unable to make any payments under this Agreement due to a lack of funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

     9.  Entire Agreement.  This Agreement constitutes the entire understanding
         ----------------
and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. Except as provided in section 6(F) of this Agreement, receipt of Severance under this Agreement precludes the Employee's receipt of severance benefits under the AMF Enhanced Severance Plan or any other severance plan maintained by the Company.

     10.   Miscellaneous.  This Agreement is personal to Employee and may not be
           -------------
assigned by Employee otherwise than by will or the laws of descent and distribution. The Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia (without regard to the conflict of laws provisions of any jurisdiction). The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. All amounts payable under this Agreement will be paid in cash, subject to required income and payroll tax withholdings. All notices and other communications will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Employee:
            ------------------




            If to the Company:
            -----------------

            AMF Bowling Worldwide, Inc.
            8100 AMF Drive
            Richmond, Virginia 23111
            Attention:  Roland C. Smith

     IN WITNESS WHEREOF, the parties have executed this agreement as of the first date set forth above.


               By:    _____________________________
                       Employee's Name


               AMF Bowling Worldwide, Inc.



               By:    __________________________
                       Stephen E. Hare
               Title:  Executive President

               AMF Bowling Products, Inc.



               By:    __________________________
                       Stephen E. Hare
               Title:  Executive Vice President


               AMF Bowling Centers, Inc.



               By:    __________________________
                       Stephen E. Hare
               Title:  President


               AMF Bowling Centers (Aust) International Inc.



               By:    __________________________
                       Stephen E. Hare
               Title:  President


               AMF Worldwide Bowling Centers Holdings Inc.



               By:    __________________________
                       Stephen E. Hare
               Title:  President

                                  EXHIBIT "A"

                             RELEASE OF ALL CLAIMS

          This Release of All Claims (the "Release") is entered into by and between ________________ ("Employee") and AMF Bowling Worldwide, Inc., AMF Bowling Products, Inc., AMF Bowling Centers, Inc., AMF Bowling Centers (AUST) International Inc. and AMF Worldwide Bowling Centers Holdings Inc. (collectively, the "Companies"), effective as of date set forth on the signature page hereto.

          In consideration of the payments required to be made to Employee pursuant to Section 6(a) the Employment Retention Agreement effective November 9, 2000 between Employee and the Companies (the "Retention Agreement") in the event of termination of his or her employment with the Companies under the circumstances described in Section 6 of the Retention Agreement, Employee and the Companies agree as follows:

(1)  Release and Waiver of Claims
     ----------------------------

     Employee, on behalf of himself or herself and his or her family, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Release as "Employee"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, which Employee may have against the Companies, their subsidiaries and affiliates (including, without limitation, their direct and indirect parent companies) and their employees, officers, directors, stockholders, representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the "Companies"), arising as a result of events occurring at any time on or before the date of termination of Employee's employment with the Companies (the "Termination Date"), other than claims made with respect to any payments due to Employee pursuant to
     Section 6(a) of the Retention Agreement. This Release is a release of all claims of any nature whatsoever by Employee against the Companies, other than with respect to any payments due to Employee pursuant to Section 6(a) of the Retention Agreement or any other severance plan or policy in which the Employee participates, and includes, other than as herein provided, any and all claims, causes of action, obligations, damages, losses or liabilities, whether known or unknown, both at law and in equity, including those caused by, arising from or related to Employee's employment relationship with the Companies, or separation or severance from employment, including, without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Termination Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described in Section 2 below); the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Family and Medical Leave Act of 1993 ("FMLA"); state workers' compensation laws; or any other federal, state or local laws or regulations regarding employment discrimination, employment or termination of employment. This includes claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law.

     Employee understands and knowingly agrees to this Release because it is his or her intent in executing this Release to forever discharge the Companies from any and all causes of action, foreseen or unforeseen, that may have existed on or prior to the Termination Date, except for any payments due to Employee pursuant to Section 6(a) of the Retention Agreement.

     Notwithstanding anything in this Release to the contrary, Employee will retain the right, after the Termination Date, to be indemnified from liability to the extent required by the Companies' Charter and By-Laws and applicable law for authorized actions taken in good faith as an employee, officer and/or director, of the Companies, as the case may be. Notwithstanding the foregoing, Employee does not release, discharge or waive any rights to receive any wages due and owing, any benefits in accordance with the provisions of any Company employee benefit plan in which Employee participates, reimbursement for Company-related business expenses incurred by Employee on or prior to the Termination Date and any conversion rights under a Company-sponsored group term life insurance plan in which Employee participates.

(2)  Release and Waiver of Claims Under the Age Discrimination in Employment Act
     ---------------------------------------------------------------------------

     Employee acknowledges that the Companies have encouraged him or her to consult with an attorney of his or her choosing, and through this Release encourages him or her to consult with his or her attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), as well as under the other federal, state and local laws within the scope of Section 1 above, and that Employee acknowledges that he or she understands that the ADEA is a federal statute that prohibits discrimination on the basis of age, in employment, benefits, and benefit plans. Employee wishes to waive any and all claims under the ADEA, as well as under all other federal, state and local laws within the scope of
     Section 1 above, that he or she may have, as of the Termination Date, against the Companies and hereby waives such claims. Employee further understands that by signing this Release he or she is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws within the scope of Section 1 above, that may have existed on or prior to the Termination Date. Employee acknowledges that the consideration provided to him or her under the Retention

     Agreement is in addition to anything of value to which Employee is already entitled. Employee acknowledges that the Companies have informed him or her that he or she has at his or her option, twenty-one (21) days in which to sign this Release, and that by execution hereof he or she hereby knowingly and voluntarily waives said twenty-one (21) day period. Employee also understands that he or she has seven (7) days following the date on which he or she executes this Release within which to revoke it by providing a written notice of his or her revocation of the Release to the Companies at [Address]; Attention:__________________________________.

(3)  Proceedings
     -----------

     Employee has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, claim or proceeding against the Companies before any local, state or federal agency, court or other body relating to his or her employment or the termination of his or her employment, other than with respect to the obligations of the Companies to Employee under Section 6(a) of the Retention Agreement (each individually, a "Proceeding"), and agrees not to voluntarily participate in any Proceeding. Employee waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(4)  Remedies
     --------

     In the event Employee initiates or voluntarily participates in any Proceeding (other than any Proceeding in which Employee seeks indemnity from liability to the extent provided in the Companies' Charter and By-Laws and applicable law for authorized actions taken in good faith as an employee, officer and/or director of the Companies), or if he or she fails to abide by any of the terms of this Release, the Companies may, in addition to any other remedies they may have, reclaim any amounts paid to him or her under Section 6(a) of the Retention Agreement or terminate any payments that are subsequently due under Section 6(a) of the Retention Agreement, without waiving the Release granted herein. Employee acknowledges and agrees that the remedy at law available to the Companies for breach of any of his or her obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Companies may have at law, in equity or under this Release, upon adequate proof of his or her violation of any such provision of this Release, the Companies will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     Employee understands that by entering into this Release he or she will be limiting the availability of certain remedies that he or she may have against the

     Companies and limiting also his or her ability to pursue certain claims against the Companies.

(5)  Severability Clause
     -------------------

     In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

(6)  Non-Admission
     -------------
     Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Companies.

(7)  Governing Law
     -------------

     This Release shall be governed by and construed in accordance with federal law and the laws of the state in which Employee was principally employed by the Companies as of the Termination Date applicable to releases made and to be performed in that state.

EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT HE OR SHE HAS READ THIS RELEASE CAREFULLY; THAT HE OR SHE FULLY UNDERSTANDS THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS RELEASE; THAT THE COMPANIES HAVE ADVISED AND URGED HIM OR HER TO CONSULT WITH HIS OR HER ATTORNEY CONCERNING THIS RELEASE; THAT HE OR SHE HAS BEEN REPRESENTED BY COUNSEL AND HAS HAD A FULL OPPORTUNITY TO REVIEW THIS RELEASE WITH HIS OR HER ATTORNEY AND HAS DONE SO; THAT HE OR SHE HAS HAD AMPLE OPPORTUNITY TO NEGOTIATE THROUGH HIS OR HER ATTORNEY; AND THAT HE OR SHE HAS EXECUTED THIS RELEASE VOLUNTARILY, KNOWINGLY AND WITH SUCH ADVICE FROM HIS OR HER ATTORNEY AS HE OR SHE HAS DEEMED APPROPRIATE.

          IN WITNESS WHEREOF, the parties have executed this RELEASE as of the date set forth below.

                              EMPLOYEE

Date:  ____________________, _____  ________________________________
                              Print Name:___________________________


                              AMF BOWLING WORLDWIDE, INC.


                              By:  ________________________



                              AMF BOWLING PRODUCTS, INC.


                              By:  ________________________



                              AMF BOWLING CENTERS, INC.


                              By:  ________________________



                              AMF BOWLING CENTERS (AUST) INTERNATIONAL, INC.


                              By:  ________________________



                              AMF BOWLING CENTERS HOLDINGS INC.


                              By:  ________________________